United Financial Mortgage Corporation Announces Intent to Acquire
   Mortgage Service America, Inc.


   CHICAGO--(BUSINESS WIRE)--Aug. 31, 1998-United Financial Mortgage Corporation(CHX:"UFMC"), of Oak Brook, IL announced it had received an executed Letter of Intent from Mortgage Service America, Inc. (MSA), of Lombard, IL, accepting United Financial's offer to acquire all common and preferred stock of MSA.

   United Financial anticipates consummating the acquisition on or before October 31, 1998. Mr. Leonard J. Giblin, President of
   Mortgage Service America, Inc. will enter into a three-year employment contract to remain as President of MSA. No other terms were disclosed.

   Mr. Joseph Khoshabe, President of United Financial Mortgage Corporation stated "We are very pleased with the acquisition of Mortgage Service America and with Mr. Giblin's willingness to continue as its President. Our business plan calls for us to grow through internal expansion and acquisition. The addition of MSA increases our average monthly loan volume by almost 70%".

   Mr. Leonard J. Giblin, President of Mortgage Service America, Inc. added, "I have been very impressed with Mr. Khoshabe and United Financial. I look forward to working closely with United Financial's executives and participating in its very exciting future."

   United Financial Mortgage Corporation is a national mortgage banker principally engaged in originating retail and whole mortgages for single family residences of one to four units. United Financial is headquartered in Oak Brook, Illinois with regional offices in several other states. United Financial's web site (www.ufmc.com) allows consumers to get information on United Financial's various mortgage loans, calculate payments and apply on-line for a mortgage.

   This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to
   differ materially from the statements contained herein.   Such risks
   and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.